UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):

October 20, 2016

ENOVA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-35503	45-3190813
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

175 West Jackson Boulevard

Chicago, Illinois 60604

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (312) 568-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 20, 2016, EFR 2016-1, LLC, a subsidiary of Enova International, Inc. (“Enova”), entered into a Second Third Amendment and Limited Waiver (the “Third Amendment”) to amend the Indenture (the “Agreement”), which is part of Enova’s receivables securitization facility that was established on January 15, 2016, pursuant to various agreements with certain purchasers, Jefferies Funding LLC, as administrative agent, and Bankers Trust Company, as indenture trustee and securities intermediary. The Third Amendment increased the Maximum Principal Amount to $275 million, increased the Variable Funding Note Maximum Principal Amount to $40 million until December 31, 2016, and $30 million thereafter, and adjusted the Note Interest Rate on Term Notes issued after the date of the Third Amendment (as such terms are defined in the Indenture) and extended the term of the facility to October 2017.

On October 20, 2016, Enova entered into an agreement with U.S. Bank National Association (“U.S. Bank”), Computershare Trust Company, N.A., and Computershare Trust Company of Canada (together, “Computershare”) by which Computershare will replace U.S. Bank as the Trustee, Registrar and Paying Agent under the Indenture dated as of May 30, 2014 (as amended by the First Supplemental Indenture dated as of October 1, 2014, the Second Supplemental Indenture dated as of February 13, 2015, and the Third Supplemental Indenture dated as of November 10, 2015, and as the same may be further supplemented and amended from time to time, the “Indenture”) entered into by Enova, certain Guarantors from time to time parties thereto and U.S. Bank, by which Enova issued $500 million aggregate principal amount of 9.75% Senior Notes due 2021. Computershare accepted its appointment as Trustee, Registrar and Paying Agent under the Indenture as of October 20, 2016.

On October 24, 2016, Enova entered into an amendment with Frontier Merger Sub, LLC (“Frontier,” formerly known as Cash America International, Inc. (“Cash America”)) to the Software Lease and Maintenance Agreement (“Lease Agreement”) dated as of November 12, 2014, between Enova and Cash America.  The amendment adjusts pricing under the agreement as a result of Frontier’s request for a modification of the Credit Underwriting Model (as such term is defined in the Lease Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENOVA INTERNATIONAL, INC.

Date: October 26, 2016	By:	/s/ Lisa M. Young
Lisa M. Young
Vice President—General Counsel &
Secretary